EXHIBIT 10.5
Executive Employment Contract
     This Contract is made as of October 24, 2005 (“Effective Date”), between Commercial Bancshares, Inc. (“CBS”), an Ohio corporation having an address of 118 S. Sandusky Avenue, P.O. Box 90, Upper Sandusky, Ohio 43351, and Scott A. Oboy (“Mr. Oboy”), having an address of ______, for Mr. Oboy’s employment by CBS as Chief Financial Officer (“CFO”) of CBS.
BACKGROUND
     A. CBS desires to employ Mr. Oboy under the terms and conditions set forth in this Contract.
     B. Mr. Oboy desires to be employed by CBS under the terms set forth in this Contract.
     C. CBS has sent to Mr. Oboy, and Mr. Oboy has accepted, a letter of intent (“Letter of Intent”) to enter into an employer-employee relationship. A copy of the Letter of Intent is attached to this Contract as Exhibit A.
     In consideration of the promises contained in this Contract, the parties agree as follows:
1. Employment. Upon the terms and subject to the conditions of this Contract, CBS hereby agrees to employ Mr. Oboy. Upon the terms and subject to the conditions of this Contract, Mr. Oboy agrees to serve as a full time employee of CBS.
2. Services rendered.
     (a) General. Mr. Oboy shall render services and perform the duties of the position of CFO of CBS. Subject to Sections 2(b) and 2(d), Mr. Oboy shall perform such other duties and have such other responsibilities for CBS and its affiliates as are of the same character and nature as those typically performed by the chief financial officer of a bank holding company of comparable size and with a comparable market to that of CBS.
     (b) Reporting and authority. Mr. Oboy shall report to and be subject to the supervision and direction of the Chief Executive Officer of CBS (the “CEO”). Mr. Oboy shall have the authority set by the CBS Code of Regulations and the authority delegated by the Board.
     (c) Full-time employee. Mr. Oboy shall devote his full-time employment during the term of this Contract to the faithful and diligent performance of his duties for CBS. Mr. Oboy shall not engage in other employment or business activities, whether or not the employment or activities are pursued for gain, profit, or other pecuniary advantage without the prior written consent of CBS.
     (d) Adherence to standards. Mr. Oboy shall perform all duties in a competent and professional manner in accordance with applicable accounting and financial reporting standards. Mr. Oboy shall abide by the Articles of Incorporation and Code of Regulations of CBS; the rules, regulations, policies, and performance objectives of CBS as they exist from time to time; applicable ethical and business standards; and the law, including, but not limited to, the Sarbanes-Oxley Act of 2002 and the regulations promulgated under the act. The parties understand that collaborative goals and objectives will be developed, and that progress towards these established criteria will be used to determine performance.
3. Compensation. “Compensation” includes base salary and employee benefits.
     (a) Base salary. During the initial term of this Contract, CBS shall pay Mr. Oboy a base salary of $120,000, subject to all applicable withholdings, in accordance with the then current policies of CBS for executive compensation. The base salary provided by this Section 3(a) as adjusted under Section 3(c) may be called “base salary”.
     (b) Employee benefits. In addition to the base salary, CBS shall provide to, or for the benefit of, Mr. Oboy, the following employee benefits:

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[i]	Vacation and sick leave. Participation in the vacation and sick leave plan maintained for executives of CBS, which includes four weeks of vacation each year.

[ii]	Business expense reimbursement. Reimbursement for, or payment of, the reasonable business and entertainment expenses incurred by Mr. Oboy on behalf of CBS pursuant to the written policies of CBS or as otherwise approved by the Board.

[iii]	Continuing education/seminars. Reimbursement for reasonable expenses incurred by Mr. Oboy for continuing education to maintain his status as a Certified Public Accountant. Attendance at continuing education programs and seminars shall not constitute vacation time, if the attendance is approved by the CEO or Chair of the Board.

[iv]	Benefit plans. Participation in the retirement and welfare benefit plans made available to the employees of CBS and in any such other similar plans maintained by CBS on the same basis as the other executive employees of CBS who participate in such plans.

[v]	Deferred compensation program. Participation in CBS’s deferred compensation program to the extent authorized by law.

[vi]	Health and disability insurance plans. Participation in the family group health, disability, and other insurance plans made available to the employees of CBS and in any such other similar plans maintained for the executives of CBS on the same basis as the other executives participating in such plans.

[vii]	Life insurance plans. A term life insurance policy upon the life of Mr. Oboy in an amount equal to one and one-half times his annual base salary continuing on if Mr. Oboy becomes partially or permanently disabled.

[viii]	Memberships. Reimbursement for, or payment of, the membership dues and other expenses required to maintain a membership of Mr. Oboy in a single health club or other club or organization that CBS determines to be beneficial to CBS.

[ix]	Automobile allowance. A $700 per month automobile expense allowance to reimburse Mr. Oboy for some or all of the cost of maintaining and operating an automobile for use in the performance of Mr. Oboy’s duties under this Contract. Mr. Oboy also shall receive reimbursement for mileage relating to his use of the automobile to perform his duties under this Contract at a rate equal to one-half (1/2) of the standard mileage rate established annually by the Internal Revenue Service. Mr. Oboy shall maintain the automobile in first-class condition and insure that the automobile is available for Mr. Oboy’s use in the business of CBS.
(c) Reports of use of employee benefits. Mr. Oboy shall submit regular reports of personal use of the employee benefits required under the Internal Revenue Code to be treated as taxable income to Mr. Oboy in order to allow CBS to determine the amount that must be reported to the Internal Revenue Service as compensation to Mr. Oboy. In providing the employee benefits under Section 3(b), the Board may determine that the payment for any or all of such employee benefits shall be taken from the pre-tax salary of Mr. Oboy, to the extent permissible under applicable law.
     The benefits provided under Section 3(b) and pursuant to annual adjustments, if any, under Section 3(d) may be called “employee benefits”.
     (d) Annual review. Mr. Oboy’s base salary and employee benefits will be reviewed and, in the discretion of CBS, shall be subject to adjustment not less frequently than annually, at the end of each calendar year during the term of this Contract. Any adjustments to Mr. Oboy’s base salary and employee benefits (including any decision not to adjust base salary or employee benefits) shall be made in the sole discretion of the Board or a committee of the Board.
4. Term and termination.

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     (a) Term; renewal; and non-renewal. Mr. Oboy’s employment and this Contract are effective as of the Effective Date and shall remain in full force and effect for a period expiring October 24, 2006, unless earlier terminated. Mr. Oboy’s employment and this Contract shall be renewed automatically for a one year period following the conclusion of the original term and following the end of each subsequent one year period upon the terms and conditions set forth in this Contract, unless either party gives written notification to the other party of the intention not to renew this Contract or to alter any of its terms and conditions not less than 60 days prior to the termination hereof.
     (b) Termination other than expiration of term.
(1) Termination by CBS without cause. CBS may terminate Mr. Oboy’s employment without cause by giving Mr. Oboy a notice of termination. The notice of termination without cause shall be effective upon the earlier of actual receipt by Mr. Oboy or two days after mailing by first class mail. If CBS terminates the employment of Mr. Oboy without cause, CBS shall provide Mr. Oboy with twelve (12) consecutive months of continuing compensation commencing upon termination. CBS shall pay the base salary component of the continuing compensation in arrears on the last day of each month commencing on the last day of the first month after the month in which termination has occurred. A termination of Mr. Oboy’s employment voluntarily by Mr. Oboy, a termination of Mr. Oboy’s employment arising out of illness or disability, and a termination of Mr. Oboy’s employment after a change in control will not be a termination without cause under this subsection.
(2) Termination by Mr. Oboy. Mr. Oboy may terminate his employment by giving CBS sixty (60) days notice of his intention to resign. If Mr. Oboy voluntarily terminates his employment, CBS will not be obligated to pay continuing compensation after the date of termination, except as required by law.
(3) Termination by CBS for cause. CBS may terminate Mr. Oboy’s employment for cause by giving Mr. Oboy notice of termination for cause. The notice of termination for cause is not required to describe the cause or causes, but must state that “Your employment is hereby terminated for cause”. The notice of termination for cause shall be effective upon the earlier of actual receipt by Mr. Oboy or two business days after mailing by first class mail. If CBS terminates Mr. Oboy’s employment for cause, CBS will not be obligated to pay or provide any compensation of any type after the date of termination, except as required by law. “Cause” includes, but is not limited to, conduct by Mr. Oboy concerning any one or more of the following: [i] failure to adhere to ethical standards or the law; [ii] moral and ethical misdeeds conducted on the job; [iii] failure to carry out duties of employment or to carry out directions of the CEO; [iv] willful misconduct; [v] conviction of a felony; or [vi] conduct that otherwise interferes with the performance of Mr. Oboy’s duties or CBS’s business, including any conduct that adversely reflects upon CBS or its business and any conduct committed during or outside of the employment relationship that, reasonably considered, harms the reputation of CBS. As used in this subsection, “conduct” includes one or more acts, one or more failures to act, or any combination of an act, multiple acts, a failure to act, or multiple failures to act.
(4) Termination upon permanent disability. Mr. Oboy’s employment shall terminate upon the permanent disability of Mr. Oboy. “Permanent disability” means Mr. Oboy’s physical or mental inability to perform the services required under this Contract caused by a physical or mental condition or impairment for a period exceeding 180 days. If a disability prevents Mr. Oboy from performing the services required under this Contract, Mr. Oboy shall receive such short-term and long-term disability coverage as shall then be available to employees of CBS. CBS will not otherwise be obligated to pay any continuing compensation upon the permanent disability of Mr. Oboy, except as required by law.
(5) Termination after a change in control.
     (i) When a termination after a change in control occurs.
               A termination after a change in control occurs [i] when, within one year after a change in control, Mr. Oboy’s employment is terminated without cause; [ii] when, within one year after a change in control, Mr. Oboy resigns because he has [a] been demoted, [b] had his compensation reduced, [c] had his principal place of employment transferred away from Wyandot County, Ohio or a county contiguous

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thereto, or [d] had his job title, status or responsibility materially reduced; or [iii] when, [a] Mr. Oboy’s employment is terminated by CBS without cause, [b] there is a change in control within one (1) year following the termination, and [c] Mr. Oboy’s termination of employment [1] was at the request of a third party who has taken steps reasonably calculated to effect a change in control or [2] was otherwise in anticipation of a change in control. A termination of employment [i] upon expiration of the term of this Contract, [ii] for cause, or [iii] upon the permanent disability of Mr. Oboy is not a termination after a change in control.
          (ii) Continuing compensation after termination after a change in control.
               If Mr. Oboy’s employment is terminated after a change in control, CBS shall provide Mr. Oboy eighteen (18) consecutive months of continuing compensation commencing upon termination. CBS shall pay the base salary component of the continuing compensation in arrears on the last day of each month commencing on the last day of the first month after the month in which termination has occurred.
          (iii) No parachute payments.
               Notwithstanding any other provision of this Contract or of any other agreement, contract or understanding between Mr. Oboy and CBS or any affiliate of CBS now existing or later arising, Mr. Oboy shall not have any right to receive any compensation or benefit to the extent that the sum of all payments to or benefits received by or on behalf of Mr. Oboy from CBS or any of its affiliates would cause any payment or benefit to be considered a “parachute payment” under 28 U.S.C. § 280G(b)(2), as amended (“Parachute Payment”). If the receipt by or on behalf of Mr. Oboy of any payment or benefit from CBS or an affiliate would cause Mr. Oboy to be considered to have received a Parachute Payment, then Mr. Oboy may designate those payments or benefits that should be reduced or eliminated so as to avoid having a payment or benefit deemed a Parachute Payment. Any determination in writing by CBS’s independent public accountants (“Accountants”) of the value of payments and benefits includable in the calculation of a Parachute Payment shall be conclusive and binding upon Mr. Oboy and CBS for all purposes. For purposes of making the calculations required by this subsection, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of 28 U.S.C. §§ 280G and 4999, as amended. CBS and Mr. Oboy shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subsection. CBS shall pay the costs for a determination by the Accountants under this subsection.
          (iv) Change in control.
               A “change in control” occurs on the date of a transaction pursuant to which

[i]	Any person or group (as defined for purposes of §§ 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of CBS representing 50% or more of the combined voting power of CBS’s then outstanding securities;

[ii]	A merger, consolidation, sale of assets, reorganization, or proxy contest is consummated and, as a consequence, members of the Board in office immediately prior to the transaction or event constitute less than a majority of the Board after the transaction or event;

[iii]	During any period of twenty-four (24) consecutive months, individuals who at the beginning of the period constitute the Board (including any director whose appointment, selection, or nomination was approved by a vote of a majority of the directors who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board; or

[iv]	A merger, consolidation or reorganization is consummated with any other corporation or entity pursuant to which the shareholders of CBS immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own

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more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity.
          No person shall be deemed to be the beneficial owner of, or to beneficially own, any security beneficially owned by another person solely by reason of any revocable proxy, or any other agreement, arrangement or understanding if the revocable proxy, agreement, arrangement, or understanding may be revoked or terminated or if the persons would not otherwise be deemed to be a group under § 13(d) of the Exchange Act or otherwise be deemed to be acting in concert.
          For purposes of this definition of change in control, [i] neither CBS nor any subsidiary of CBS, including, without limitation, any trust department or designated fiduciary or other trustee of such trust department of CBS or a subsidiary of CBS, [ii] no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of CBS or any of its subsidiaries, and [iii] no trustee of any such plan in its capacity as trustee, shall be treated as a person or group that is a beneficial owner of securities of CBS.
     (6) Continuing compensation calculations. “Continuing compensation” means [i] an amount equal to 1/12 of Mr. Oboy’s annual base salary in effect on the effective date of the notice of termination determined under the then current policies of CBS for executive compensation plus [ii] one month of Mr. Oboy’s annual employee benefits under Section 3(b) of this Contract, except for reimbursement of [a] business expenses incurred after termination, [b] continuing education and seminar programs occurring after termination, [c] membership expenses in clubs and organizations (except for minimum costs necessary to maintain membership for six months after termination), and [d] mileage relating to use of the automobile after termination. Employee benefits shall be reduced by any similar benefits received by or accruing to Mr. Oboy from third parties during the period during which Mr. Oboy receives continuing compensation. Federal, state, and local taxes, social security contributions, and other normal deductions will be withheld from continuation compensation. Payment of continuing compensation, including the timing and amount of each payment, shall be subject to the Treasury Regulations concerning severance pay issued under 28 U.S.C. § 409A. If Mr. Oboy dies before receiving all continuing compensation due, the balance of all continuing compensation then due shall be provided to the personal representative or other designee of Mr. Oboy, except for payments for life insurance premiums and retirement plan contributions.
     (c) Consequences of termination of employment. Except for post-employment obligations under this subsection and post-employment obligations concerning continuing compensation, non-competition, and confidentiality, upon termination of Mr. Oboy’s employment for any reason, [i] this Contract shall terminate; [ii] Mr. Oboy’s employment shall terminate for all affiliates of CBS; [iii] Mr. Oboy shall cease all activity on behalf of CBS and its affiliates; [iv] Mr. Oboy shall automatically, without further action by either party, be discharged from all directorships and offices of CBS and all directorships and offices of affiliates of CBS held by Mr. Oboy; and [v] Mr. Oboy shall promptly deliver to CBS all property and all copies of property (regardless of form, and including (but not limited to) all documents, memoranda, records, specifications, electronic and digital media and other writings and materials) of CBS and all affiliates of CBS under his possession, custody or control, including (but not limited to) keys, plans, designs, computer programs, computer lists, prospect lists, records, letters, notes, reports, financial information, and all other materials relating to CBS, its subsidiaries and its affiliates, their businesses, or their clients and customers. Mr. Oboy agrees that provisions of this subsection related to resignation are reasonable and that remedies at law would be inadequate for a breach of the provisions of this subsection. For these reasons, CBS may enforce the obligations of Mr. Oboy under this subsection by injunctive relief, including a temporary restraining order, a preliminary injunction, and a permanent injunction and by an award for fees, costs, and expenses incurred by CBS to enforce this subsection, including (but not limited to) attorneys’ fees, costs and expenses, and other expenses incurred to enforce this subsection.
     (d) Employment after termination. Mr. Oboy shall notify CBS in writing within 24 hours after accepting full or part-time employment with a third party.

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     (e) Suspension and removal. If Mr. Oboy is suspended or temporarily prohibited from performing his duties for CBS or its affiliates as a result of any regulatory action, CBS’s obligations under this Contract shall be suspended as of the date of service of notice of the regulatory action (unless the suspension or prohibition is stayed by appropriate proceedings). If the charges in the notice are dismissed, CBS may, in its sole discretion, [i] pay Mr. Oboy all or part of the compensation withheld while its obligations under this Contract were suspended, and [ii] reinstate (in whole or in part) any of its other obligations under this Contract that were suspended. If Mr. Oboy is removed or permanently suspended from performing his duties for CBS or its affiliates as a result of any regulatory action, all obligations of CBS under this Contract will terminate as of the effective date of the action, and CBS will not be obligated to pay or provide any compensation of any type to Mr. Oboy, except as required by law.
     5. Noncompetition. During the initial term of this Contract and any renewal term, and for a period of one year following termination of this Contract for any reason, Mr. Oboy shall not provide services similar to those provided under this Contract to any bank, financial institution or bank holding company, or any affiliate of a bank, financial institution or bank holding company, within a fifty (50) mile radius of Upper Sandusky, Ohio.
     During the term of this Contract (initial term and any renewal period) and for a period of one year thereafter, Mr. Oboy (for himself or on behalf of a third party) shall not employ, offer to employ, or solicit employment of any employee of CBS or any of its affiliates, subsidiaries or any professional under contract with CBS or any of its subsidiaries.
     Mr. Oboy agrees that he has received consideration to which he was not otherwise entitled in return for his obligations under this Section 5, and that the provisions of this Section 5 are reasonable and necessary to protect the legitimate business interests of CBS, and are reasonable with respect to time, territory, and business. Mr. Oboy shall pay any and all legal fees, costs, and other expenses incurred by CBS in the course of legal action to enforce the provisions of this Section 5. Mr. Oboy agrees that the remedies at law for a breach of this Section 5 would be inadequate to protect CBS because money damages would be difficult, if not impossible, to ascertain and would be estimable only by conjecture, and therefore, Mr. Oboy agrees that CBS will be entitled to injunctive relief, including a temporary restraining order, a preliminary injunction and a permanent injunction for any such breach as well as all reasonable attorneys’ fees, costs and other expenses incurred to enforce this Section 5. The duty to arbitrate disputes under this Contract shall not apply to any claim for violation of this Section 5.
     The obligations of Mr. Oboy under this Section 5 shall survive the termination of the Contract for any reason.
     6. Confidentiality. Mr. Oboy hereby acknowledges that he may be required to handle Confidential Business Information (as defined below) in the performance of his responsibilities. Mr. Oboy is aware that Confidential Business Information is proprietary information to CBS or the party supplying it and the exclusive property of CBS or its clients and customers, and Mr. Oboy shall not disclose Confidential Business Information in any manner at any time, to others inside or outside CBS or to unauthorized employees and officers of CBS. Unauthorized disclosure or other mishandling of Confidential Business Information may result in termination of Mr. Oboy’s employment for cause and in other appropriate actions. Mr. Oboy agrees that his obligation not to reveal Confidential Business Information will remain in force permanently, including in the event that [i] Mr. Oboy’s authorization to handle Confidential Business Information is revoked while still under contract with CBS, and [ii] this Contract or Mr. Oboy’s employment with CBS is terminated.
     Except as CBS may require or otherwise consent to in writing, Mr. Oboy shall not, at any time during or subsequent to the termination of this Contract disclose or use in any way any information or knowledge or data received or developed while providing services to CBS, including but not limited to, plans, designs, formulas, business processes, methods, test data, inventions, discoveries, computer programs, customer/client lists, prospect lists, financial information, and trade secrets of CBS or its customers (collectively, “Confidential Business Information”).

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     In addition to any other remedies CBS may have at law or in equity, Mr. Oboy agrees that CBS will be entitled to a restraining order, injunction, or similar remedy to enforce the terms of this section, as well as all reasonable attorneys’ fees, costs, and other expenses incurred to enforce this section. The duty to arbitrate disputes under this Contract shall not apply to any claim for a violation of this section or Mr. Oboy’s obligation to return property of CBS upon termination of employment. The obligations of Mr. Oboy under this section shall survive the termination of this Contract for any reason.
     7. Indemnification. Subject to any other applicable statutory or regulatory standard or restriction, CBS shall indemnify Mr. Oboy for any and all acts or omissions of Mr. Oboy related in any way to his employment with CBS, provided Mr. Oboy acted in good faith, in a manner reasonably believed to be in, or not opposed to, the best interests of CBS, and with the care that an ordinary prudent person in a like position would use under similar circumstances. Notwithstanding the preceding sentence, CBS shall not be obligated to indemnify Mr. Oboy when such indemnification would be contrary to law or public policy or appropriate ethical standards.
     8. Validity. The invalidity or unenforceability of any particular provision of this Contract shall not affect the validity or enforceability of any other provision contained in the Contract.
     9. Choice of Law. This Contract and the interpretation of each of its provisions shall be governed by the laws of the State of Ohio and the venue of any dispute or litigation shall be Wyandot County, Ohio. The rights of the parties under this Contract will likewise be governed by the laws of the State of Ohio.
     10. Entire Contract. CBS and Mr. Oboy hereby incorporate the Letter of Intent into this Contract. This Contract contains the complete agreement between the parties concerning the subjects covered by this Contract. This Contract supersedes any and all prior contracts and understandings between CBS and Mr. Oboy. The provisions of this Contract are solely for the benefit of the parties to this Contract and not for the benefit of any other persons or legal entities.
     11. Assignment. This Contract is binding on and inures to the benefit of successors and assigns of CBS. Neither this Contract nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Mr. Oboy.
     12. Amendments. No change, waiver, or amendment to this Contract, in any form, shall be binding on the parties unless signed in writing by the CEO or the Chair of the Board of CBS and Mr. Oboy. No representations have been made by CBS or Mr. Oboy concerning the terms, conditions, and agreements of the contractual relationship covered by this Contract other than those representations contained in this Contract and no representations made during the course of performance of services under this Contract can alter any of the provisions of this Contract (unless such representation is in a signed writing as provided in the preceding sentence).
     13. Arbitration. CBS and Mr. Oboy agree to work in good faith to resolve any disputes arising under this Contract. Except as otherwise provided in this Contract, any controversy or claim arising out of or relating to the interpretation or application of this Contract, or any breach hereof, shall be settled by arbitration in Wyandot County in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) shall be final and binding on the parties hereto and may be entered in any court having jurisdiction thereof.
     In Witness Whereof, the parties hereto have executed this Contract effective as of the day and year first above written.

Commercial Bancshares, Inc.

By	/s/ Scott A. Oboy	By	/s/ Philip W. Kinley

	Scott A. Oboy		Philip W. Kinley

Its Senior Vice President and Chief Financial Officer	Its President and Chief Executive Officer

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Exhibit A
June 27, 2005
Mr. Scott Oboy
8505 Killeen Run
Ft. Wayne, Indiana 46835
Dear Scott:
The Commercial Savings Bank is pleased to offer you the opportunity to join us as our Senior Vice President/Chief Financial Officer. Your benefits are as follows:
Salary
$120,000.00 annually commencing your first day of employment. You will be eligible for a review in 90 days at which time you will be named Executive Vice President.
Health and Dental Benefits
Family coverage fully paid by the Company. By the terms of our health and dental contract there is normally a 45 day wait for coverage. We will attempt to have this waived and if unsuccessful, the Company will pay for all COBRA coverage you may elect from your previous employer.
Other Insurance Benefits
BOLI coverage at the equivalent of three times salary upon employment. Also, there are other standard insurance benefits including Long Term Disability (90 day elimination period) and term life insurance 1.5 times salary.
Contractual Arrangements
Employment contract of 12 months payment unless dismissal for cause. Non-compete clause for duration of contract with radius of 50 miles of CSB — Upper Sandusky. In addition, there will be a Change in Control provision whereby your salary will be paid for 18 months upon a change in control of the Company.
401(k) Plan
After 30 days of employment you are eligible to participate in the Company 401(k) plan. The Company matches 50% of all contributions up to 6% of your salary.
Club Membership
Health and/or Country Club membership paid for the entire family.
Car Allowance
$700.00 per month.
Cell Phone
Provided by the Company.
Relocation Costs

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All-inclusive relocation costs including realtor fees, any temporary housing, storage, OOP closing fees and moving fees.
Sign-on Bonus
Sign-on bonus of $10,000.00 for company stock purchase, if desired, in lieu of initial stock options. You will be asked to assist the Board Compensation Committee to develop a comprehensive stock option plan for executive management that is incentive based in the year 2005.
Bonus Plan
Traditional plan has been to pay an aggregate of 5% of earnings in excess of ROAA of .5%. Of the aggregate pool your share would be 20%. A budget-based plan is being developed for 2005 whereby you would be eligible to receive up to 12.5% of salary if the Company budget is met. Some payment is to be made once 85% of the budget is met but the amount has yet to be determined. Also, for each $100,000.00 increment of earnings in excess of the budget the executive officers will be eligible for 20% of said amount and of this pool your share would be a minimum of 13%. You will be asked to provide assistance to the Compensation Committee for the finalization of the bonus plan for 2005.
Vacation
Four weeks upon commencing employment.
We will ask you to sign an Agreement of Intent, once completed, which basically confirms your intent to begin your employment with CSB upon the completion of your position with your current employer. This, along with the other contracts mentioned in this letter will be forwarded to you immediately upon completion.
Should you have any questions, Scott, please contact me.
Respectfully,
Philip W. Kinley
President & CEO
ACCEPTED:____________________ DATE:________________

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